Exhibit 15.1

May 4, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 4, 2017 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2017 and March 31, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statements on Forms S-8 dated October 12, 2012 (No. 333 - 184383) and May 5, 2016 (No. 333 - 211160).
Very truly yours,

/s/ PricewaterhouseCoopers LLP